Exhibit 99.2

Kimball Electronics to Present at the Southwest IDEAS Investor Conference in Dallas on November 14, 2018

JASPER, Ind., Nov. 12, 2018 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE), a leading global electronics manufacturing services provider of high-quality, durable electronic products, today announced Michael K. Sergesketter, Vice President and CFO, will be presenting at the Southwest IDEAS Investor Conference on Wednesday, November 14, 2018 at The Fairmont in Dallas, Texas.
Kimball Electronics’ presentation is scheduled to begin at 1:10 pm CT. The presentation will be webcast live and may be accessed at the conference website, www.IDEASconferences.com. If interested in attending or learning more about the IDEAS Conferences, please contact Jeff Elliott, (972) 423-7070 or jelliott@threepa.com.

About IDEAS Investor Conferences
The mission of the IDEAS Conferences is to provide independent regional venues for quality companies to present their investment merits to an influential audience of investment professionals. Unlike traditional bank-sponsored events, IDEAS Investor Conferences are “Sponsored BY the Buyside FOR the Buyside” and for the benefit of regional investment communities. Conference sponsors collectively have more than $200 billion in assets under management and include: Adirondack Research and Management, Allianz Global Investors: NFJ Investment Group, Ariel Investments, Aristotle Capital Boston, Barrow Hanley Mewhinney & Strauss, BMO Global Asset Management, Constitution Research & Management, Inc., Fidelity Investments, First Wilshire Securities Management, Inc., Gamco Investors, Granahan Investment Management, Great Lakes Advisors, Greenbrier Partners Capital Management, LLC, GRT Capital Partners, LLC, Hodges Capital Management, Ironwood Investment Management, Keeley Teton Advisors, Luther King Capital Management, Marble Harbor Investment Counsel, Perritt Capital Management, Punch & Associates, Westwood Holdings Group, Inc., and William Harris Investors.
The IDEAS Investor Conferences are held annually in Boston, Chicago and Dallas and are produced by Three Part Advisors, LLC. Additional information about the events can be located at www.IDEASconferences.com.

About Kimball Electronics, Inc.
WHO WE ARE Kimball Electronics is a leading contract manufacturer of durable electronics serving a variety of industries on a global scale. The customer is the focus of everything we do and our touch is felt throughout daily life via the markets we serve: Automotive, Industrial, Medical, and Public Safety. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Our employees know they are part of a company culture that is committed to doing the right thing. We build lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.
WHAT WE DO Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a preeminent Electronics Manufacturing Services (“EMS”) provider serving customers around the world. Additionally, Kimball Electronics offers diversified contract manufacturing services (“DCMS”) for non-electronic components, medical disposables, and plastics. GES, a Kimball Electronics Company, specializes in design, production and servicing of automation, test, and inspection equipment for the semiconductor, electronics, and life sciences industries. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.